UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 16, 2005	000-31267
Date of Report (Date of earliest event reported)	Commission File Number

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	91-2048019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 Post Road West, Suite 10, Westport, CT  06880

(Address of Principal Executive Offices) (Zip Code)

(203) 271-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4(  c))

Section 1.01.        Entry into a Material Definitive Agreement

On June 20, 2005, The Tile Club, Inc., a wholly owned Tesoro subsidiary and The Weir Farm Trust, a Connecticut based non-profit, entered into a Master License Agreement.  As part of the Agreement, The Tile Club has the exclusive right to manufacture, market, sell and distribute licensed works of art in the form of high quality porcelain and ceramic tiles.

The Weir Farm is a National Historic Site under the U.S. National Park System and partners with The Weir Farm Trust to preserve and maintain the Farm.  In the late 19th and early 20th century, the American Impressionist painter, J. Alden Weir, invited other artists like himself to visit and be inspired at his Farm.  Along with Weir, number these artists organized the tile club, which was formed to decorate creative tiles, many of which were created at the Farm.  Most of these tiles have been preserved and are controlled by the Trust.

The Tile Club expects to produce a number of these tiles on a limited basis and sold as works of art to be incorporated into designs of residences and commercial sites.  The Trust expects that it will also undertake to have high-end tiles created by current artists that will be manufactured and distributed to The Tile Club.

Section 8.01.  Other Information

Import Flooring Group, Inc. was organized as a Delaware corporation on June 6, 2005.  Import Flooring is a wholly owned subsidiary of The Tile Club, which in turn, is an operating subsidiary of IWT Tesoro Corporation.

Import Flooring was formed as part of Tesoro’s growth strategy to support its agent- oriented business in the floor coverings market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2005	IWT TESORO CORPORATION

/s/ Henry J. Boucher, Jr., President
By: Henry J. Boucher, Jr., President